Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

– 2012 Total revenue of $280.4 million, up 21.8% year-over-year and up 24.6% on an FX neutral basis, year-over-year

– 2012 Adjusted EBITDA of $80.3 million, up 20.4% year-over-year

– TTM Free Cash Flow generation of $85.3 million, up 32.2% year-over-year

Austin, Texas – February 20, 2013 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the fourth quarter and full year ended December 31, 2012.

Management Commentary

“2012 was a year of significant accomplishment for HomeAway,” says Brian Sharples, chief executive officer of HomeAway. “For the year, we delivered 22% revenue growth and a 32% increase in free cash flow. We were especially pleased to deliver throughout 2012 financial performance consistently in-line to ahead of our expectations, while making significant strides against our long-term strategy and broader mission.”

Mr. Sharples continued, “Perhaps one of the most significant accomplishments of 2012 was the migration of VRBO.com to our common network. Post-migration, we achieved critical mass, with 75% of total listings now accessible on our global platform. This undertaking paved the way for the introduction of a more robust tiered pricing system with new bundled product offerings, the advancement of e-commerce and an overall improved user experience for property owners, managers and travelers.”

“Of primary focus in 2013 is the continued rollout of our e-commerce capabilities and in particular, the introduction of our pay-per-booking pricing model and continued distribution of value-added services. To address the e-commerce opportunity, we have a very focused product development roadmap, which we feel confident our team will continue to deliver against,” added Mr. Sharples.

Fourth Quarter 2012 Financial Highlights

•

Total revenue increased 22.4% to $71.6 million from $58.5 million in the fourth quarter of 2011. On an FX neutral basis, year-over-year revenue growth was 23.4%. Growth in total revenue primarily reflects an increase in new listings and the benefit of ancillary product and service revenue.

•	Listing revenue increased 22.8% to $62.4 million from $50.8 million in the fourth quarter of 2011, and 23.9% on an FX neutral basis, year-over-year.

•

Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 19.8% to $9.2 million from $7.7 million in the fourth quarter of 2011. Growth in other revenue primarily reflects the introduction and enhanced distribution of value-added owner, manager and traveler products.

•	Adjusted EBITDA increased 27.6% to $21.3 million from $16.7 million in the fourth quarter of 2011. As a percentage of revenue, adjusted EBITDA was 29.8%.

•	Free cash flow increased 47.1% to $21.9 million from $14.9 million in the fourth quarter of 2011.

•

Net income attributable to common stockholders was $4.5 million, or $0.05 per diluted share, compared to a net loss attributable to common stockholders of $256 thousand, or break-even per diluted share, in the fourth quarter of 2011.

•	Pro forma net income was $11.6 million, or $0.14 per diluted share compared to pro forma net income of $5.9 million, or $0.07 per diluted share in the fourth quarter of 2011.

Full Year 2012 Financial Highlights

•	Total revenue increased 21.8% to $280.4 million from $230.2 million in 2011. On an FX neutral basis, year-over-year revenue growth was 24.6%.

•	Listing revenue increased 19.3% to $238.0 million from $199.5 million in 2011, and 22.5% on an FX neutral basis, year-over-year.

•	Other revenue increased 37.9% to $42.4 million from $30.8 million in 2011.

•	Adjusted EBITDA increased 20.4% to $80.3 million from $66.8 million in 2011. As a percentage of revenue, adjusted EBITDA was 28.7%.

•	On a trailing twelve month basis, free cash flow increased 32.2% to $85.3 million from $64.5 million in the comparable trailing twelve month period for the prior year.

•

Net income attributable to common stockholders was $15.0 million, or $0.18 per diluted share, compared to a net loss attributable to common stockholders of $18.5 million or $0.31 per diluted share in 2011. The measures of net loss attributable to common stockholders and of net loss attributable to common stockholders per diluted share for 2011 include the negative impact of cumulative preferred stock dividends and discount accretion, which represented $24.7 million, or $0.41 per diluted share. Following the completion of HomeAway’s initial public offering in June 2011, there has been no preferred stock outstanding subsequent to the third quarter of 2011. As such, there is no such similar impact on these measures for the comparable period in 2012.

•	Pro forma net income was $40.6 million, or $0.48 per diluted share compared to pro forma net income of $29.2 million, or $0.49 per diluted share in 2011.

•	Cash, cash equivalents and short-term investments as of December 31, 2012 were $269.8 million, or approximately $3.18 per diluted share.

Key Business Metrics

•	Paid listings at the end of the fourth quarter were 711,631, a year-over-year increase of 11.0% from 640,925 at the end of the fourth quarter of 2011.

•

Average revenue per listing during the fourth quarter was $349, an 8.7% increase from $321 during the fourth quarter of 2011. Excluding the impact of FX and pay-per-lead listings, average revenue per subscription listing would have been up 11.0%.

•	Renewal rate was 73.8% at the end of the fourth quarter, compared to 76.8% at the end of the fourth quarter of 2011.

•

Visits were 124.0 million during the fourth quarter, a year-over-year increase of 27.2%. During the fourth quarter, HomeAway began using a different tool for the measurement of visits for certain of its websites. On a comparable basis, HomeAway estimates that visits would have increased by 22.1% year-over-year.

Note: The recent ability of customers to consolidate listings and to purchase network product bundles impacts comparability of HomeAway’s previously reported metrics for the fourth quarter of 2012, and for future periods. Absent this change, HomeAway estimates:

•	Paid listings growth would have been as high as 13%;

•	Average revenue per listing would have been $345 and excluding the impact of FX and pay-per-lead listings, average revenue per subscription listing would have been up 9.6%; and

•	Renewal rate would have been 74.4%.

Business Outlook

HomeAway management currently expects to achieve the following results for first quarter ending March 31, 2013 and the year ending December 31, 2013, as follows:

First Quarter 2013

•	Total revenue is expected to be in the range of $78.0 to $79.0 million.

•	Adjusted EBITDA is expected to be in the range of $19.0 to $20.0 million.

Full Year 2013

•	Total revenue is expected to be in the range of $339.0 to $343.0 million.

•	Adjusted EBITDA is expected to be in the range of $97.5 to $100.5 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its fourth quarter and full year 2012 results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 407-0789, passcode 408144. Callers outside the United States and Canada should join by dialing (201) 689-8562, passcode 408144. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on February 20, 2013 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on March 6, 2013 by dialing (877) 870-5176, passcode 408144, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 408144.

About HomeAway

HomeAway, Inc., based in Austin, Texas, the world’s leading online marketplace for the vacation rental industry, with sites representing over 711,000 paid listings of vacation rental homes in 171 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; and HomeAway.com.au in Australia.

In addition, HomeAway operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; planned continued rollout of e-commerce capabilities, including the introduction of a pay-per-booking pricing model and continued distribution of value-added services; ability to achieve an aggressive product development roadmap.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to effectively integrate acquired businesses successfully, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-K, filed on March 29, 2012 and HomeAway’s most recent 10-Q, filed on November 7, 2012. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow and pro forma net income. Adjusted EBITDA, free cash flow and pro forma net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines pro forma net income as its net income (loss) plus the after-tax effect of stock-based compensation expense and amortization of intangible assets, utilizing an effective tax rate of 35%. The income tax effect of adjustments to pro forma net income assists investors in understanding the tax provision related to those adjustments and the effective tax rate of 35% related to ongoing operations.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow and pro forma net income are useful to investors in evaluating its operating performance for the following reasons:

•

HomeAway management uses Adjusted EBITDA, free cash flow and pro forma net income in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•

Adjusted EBITDA, free cash flow and pro forma net income provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

Securities analysts use Adjusted EBITDA, free cash flow and pro forma net income as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow and pro forma net income; and

•

Adjusted EBITDA and pro forma net income excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and pro forma net income should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow or pro forma net income may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow and pro forma net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and pro forma net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing. Listings are also sold on a pay-for-performance basis to property managers.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand and listing type mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com and Toprural.es remain excluded until HomeAway can further develop its database system.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture, Google Analytics and eStat.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Listing	$62,372	$50,790	$237,973	$199,457
Other	9,185	7,665	42,431	30,766

Total revenue	71,557	58,455	280,404	230,223
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	12,237	8,908	45,342	34,456
Product development	12,092	8,655	43,152	32,744
Sales and marketing	22,066	20,403	93,366	81,532
General and administrative	14,275	12,882	56,311	47,268
Amortization expense	3,410	2,689	12,438	11,542

Total costs and expenses	64,080	53,537	250,609	207,542

Operating income	7,477	4,918	29,795	22,681
Other income (expense):
Interest income	244	134	928	374
Other expense, net	(386)	(2,249)	(2,587)	(4,384)

Total other income (expense)	(142)	(2,115)	(1,659)	(4,010)

Income before income taxes	7,335	2,803	28,136	18,671
Income tax expense	(2,786)	(3,059)	(13,175)	(12,493)

Net income (loss)	4,549	(256)	14,961	6,178
Cumulative preferred stock dividends and discount accretion	—	—	—	(24,678)

Net income (loss) attributable to common stockholders	$4,549	$(256)	$14,961	$(18,500)

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$0.05	$0.00	$0.18	$(0.31)

Weighted average number of shares outstanding:
Basic	83,200	80,499	82,382	59,549
Diluted	85,410	80,499	84,942	59,549

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$189,478	$118,208
Short-term investments	80,330	65,748
Accounts receivable, net of allowance for doubtful accounts of $ 633 and $ 425 as of December 31, 2012 and 2011, respectively	16,343	15,929
Income tax receivable	775	—
Prepaid expenses and other current assets	7,312	5,680
Restricted cash	284	1,039
Deferred tax assets	5,425	4,090

Total current assets	299,947	210,694
Property and equipment, net	32,901	25,865
Goodwill	312,412	301,015
Intangible assets, net	59,727	61,515
Restricted cash	230	244
Deferred tax assets	1,807	1,794
Other non-current assets	15,651	3,504

Total assets	$722,675	$604,631

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,613	$3,102
Income tax payable	11,137	6,283
Accrued expenses	33,856	26,931
Deferred revenue	126,351	101,955
Deferred tax liabilities	—	92

Total current liabilities	177,957	138,363
Deferred revenue, less current portion	2,879	2,608
Deferred tax liabilities	17,615	16,224
Other non-current liabilities	7,191	6,427

Total liabilities	205,642	163,622

Commitments and contingencies
Stockholders’ equity
Common stock	8	8
Additional paid-in capital	618,700	558,667
Accumulated other comprehensive loss	(5,450)	(6,480)
Accumulated deficit	(96,225)	(111,186)

Total stockholders’ equity	517,033	441,009

Total liabilities and stockholders’ equity	$722,675	$604,631

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Twelve Months
	Ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$14,961	$6,178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,051	8,429
Amortization of intangible assets	12,438	11,542
Amortization of premiums on securities and other	2,364	352
Stock-based compensation	27,033	23,933
Excess tax benefit from stock-based compensation	(7,122)	(505)
Deferred income taxes	(3,119)	8,630
Loss (gain) on sale of investments and other	45	(95)
Net realized/unrealized foreign exchange loss	817	2,086
Realized loss on foreign currency forwards	1,910	2,537
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	251	(7,170)
Income tax receivable	(672)	1,057
Prepaid expenses and other assets	(6,987)	(6,297)
Accounts payable	3,376	(1,676)
Accrued expenses	4,457	4,864
Income tax payable	11,486	4,271
Deferred revenue	22,401	16,420
Deferred rent and other non-current liabilities	713	2,416

Net cash provided by operating activities	95,403	76,972

Cash flows from investing activities
Cash paid for businesses acquired, net of cash acquired	(16,207)	(4,748)
Change in restricted cash	773	1,538
Cash paid for trademarks and other assets acquired	(251)	(302)
Cash paid for non-marketable equity investment	(6,446)	—
Purchases of short-term investments	(57,080)	(66,206)
Proceeds from maturities of marketable securities	40,406	10,000
Proceeds from sales of marketable securities and other	—	1,731
Net settlement of foreign currency forwards	(1,910)	(2,537)
Purchases of property and equipment	(17,260)	(12,978)

Net cash used in investing activities	(57,975)	(73,502)

Cash flows from financing activities
Proceeds from exercise of options to purchase common stock	25,878	3,950
Shares withheld for employee taxes	—	(1,131)
Payments of dividends on preferred stock	—	(54,436)
Proceeds from initial public offering, net underwriting discount and offering cost	—	146,193
Payments for repurchase of preferred stock	—	(43,451)
Excess tax benefit from stock-based compensation	7,122	505

Net cash provided by financing activities	33,000	51,630

Effect of exchange rate changes on cash	842	(2,589)

Net increase in cash and cash equivalents	71,270	52,511
Cash and cash equivalents at beginning of period	118,208	65,697

Cash and cash equivalents at end of period	$189,478	$118,208

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Net income (loss)	$4,549	$(256)	$14,961	$6,178
Add:
Depreciation and amortization	6,424	4,898	23,489	19,971
Stock-based compensation	7,477	6,754	27,033	23,933
Interest income	(244)	(134)	(928)	(374)
Foreign exchange expense	333	2,395	2,618	4,555
Income tax expense (benefit)	2,786	3,059	13,175	12,493

Adjusted EBITDA	$21,325	$16,716	$80,348	$66,756

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Cash provided by operating activities	$24,752	$19,501	$95,403	$76,972
Excess tax (shortfall) benefit from stock-based compensation	(222)	(536)	7,122	505
Capital expenditures	(2,619)	(4,074)	(17,260)	(12,978)

Free cash flow	$21,911	$14,891	$85,265	$64,499

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Net income (loss)	$4,549	$(256)	$14,961	$6,178
Add:
Stock-based compensation	7,477	6,754	27,033	23,933
Amortization expense	3,410	2,689	12,438	11,542
Related tax effect	(3,810)	(3,305)	(13,815)	(12,416)

Pro forma net income	$11,626	$5,882	$40,617	$29,237

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Stock-based compensation:
Cost of revenue	$933	$491	$2,675	$1,805
Product development	1,669	1,395	5,642	5,023
Sales and marketing	1,666	1,750	6,629	6,292
General and administrative	3,209	3,118	12,087	10,813

Total	$7,477	$6,754	$27,033	$23,933

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Depreciation:
Cost of revenue	$997	$705	$3,682	$2,703
Product development	696	493	2,470	1,885
Sales and marketing	928	714	3,438	2,763
General and administrative	393	297	1,461	1,078

Total	$3,014	$2,209	$11,051	$8,429

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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